                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                                PREDICT IT CORP.

                                       AND

                              WDC DEVELOPMENT INC.

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                                PREDICT IT CORP.

                                       AND

                              WDC DEVELOPMENT INC.

                  THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), is dated as of April 28, 1999, by and between Predict It Corp., a Delaware corporation, whose address is 41 E. 11th Street, New York, New York 10003 ("PIC"), and WDC Development Inc., a Delaware corporation, whose address is 12373 E. Cornell Avenue, Aurora, Colorado 80014 (the "Company"). The Company shall be the surviving corporation of the proposed merger between the Company and PIC and, in such capacity, the Company shall sometimes be referred to herein as the "Surviving Corporation." The Company and PIC are collectively referred to herein as the "Constituent Entities."

                              W I T N E S S E T H:

                  WHEREAS, the Board of Directors of PIC and the Board of Directors of the Company have determined that it is advisable and in the best interests of their respective equity owners to consummate the business combination transaction provided for herein in which PIC would merge with and into the Company (the "Merger"); and

                  WHEREAS, PIC and the Company desire to make certain agreements in connection with the Merger.

                  NOW, THEREFORE, in consideration of the mutual premises, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

I.       THE MERGER.

         Section 1.01      The Merger

                    At the Effective Time (as defined in Section 1.02), upon the terms and subject to the conditions of this Agreement, PIC shall be merged with and into the Company in accordance with the Delaware General Corporation Law (the "DGCL"). The Company shall be the surviving corporation in the Merger, and the name of the Surviving Corporation shall be "Predict It Inc." As a result of the Merger, all outstanding shares of capital stock of PIC (the "PIC Capital Stock") shall be converted and cancelled in the manner provided in Article II.

         Section 1.02      Effective Time.

                    At the Closing (as defined in Section 1.03), a certificate of merger (the "Certificate of Merger") shall be duly prepared by the Surviving Corporation and delivered to the Secretary of State of Delaware for filing as provided in the DGCL, on, or as soon as practicable after, the Closing Date (as defined in Section 1.03). The Merger shall become effective as soon as the Certificate of Merger has been filed with the Secretary of State of Delaware (the date and time when such condition has been satisfied being referred to herein as the "Effective Time").

         Section 1.03      Closing.

                    The closing of the Merger (the "Closing") will take place at the offices of Camhy Karlinsky & Stein LLP, 1740 Broadway, New York, New York 10019-4315 on or before Thursday,


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April 15, 1999 (the "Closing Date"). Notwithstanding the foregoing, the Closing
Date can be extended to a date not later than Monday, May 3, 1999, upon the mutual agreement of PIC and the Company, and if the parties are in substantial compliance with the terms of this Agreement. At the Closing, there shall be delivered to PIC and the Company the certificates and other documents and instruments required to be delivered under Article V. The Closing will be effective as of the Effective Time.

         Section 1.04      Certificate of Incorporation.

                    At the Effective Time, the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation. The form of Certificate of Incorporation and By-Laws of the Company as in effect as of the Effective Time is attached hereto as Exhibits 1.04-1 and 1.04-2, respectively.

         Section 1.05       Qualification to do Business.

                    By the Effective Time, and as a condition to the Closing, the Company shall be duly qualified to conduct business in New York.

         Section 1.06       Trademarks and Intellectual Property.

                    At the Closing and effective as of the Effective Time, all trademarks and other intellectual property of PIC, if any, shall be transferred and assigned to the Surviving Corporation; and where applicable, such assignments shall be filed with the U.S. Patent and Trademark Office.


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II.      STATUS AND CONVERSION OF SECURITIES; OTHER AGREEMENTS.

         Section 2.01      Capital Stock of PIC.

                    (a) Each share of PIC Capital Stock (both common and preferred stock) issued and outstanding at the Effective Time shall, by virtue of the Merger and without any further action on the part of the holders thereof, be converted into 5.5659453 shares of common stock, par value $.01 per share, of the Surviving Corporation ("Surviving Corporation Common Stock") for an aggregate of five million (5,000,000) shares of Surviving Corporation Common Stock. As of the Closing Date, the former holders of PIC Capital Stock (the "Former PIC Stockholders") shall effectively own 55.55% of the unencumbered outstanding Surviving Corporation Common Stock.

         Section 2.02      Capital Stock of the Company.

                    Immediately prior to the Effective Time, the Company shall have an aggregate of (i) four million (4,000,000) shares of Common Stock and
(ii) one million (1,000,000) shares of Series A Preferred Stock issued and outstanding, sold pursuant to a Rule 506 offering (the "Rule 506 Offering") under the Securities Act of 1933, as amended (the "Act").

         Section 2.03      Stock Option Plan.

                    At or prior to the Closing, the Surviving Corporation shall adopt a Stock Option Plan (the "Stock Option Plan") and five hundred thousand (500,000) shares of Surviving Corporation Common Stock shall be reserved for issuance thereunder. The form of the Stock Option Plan is attached hereto as
Exhibit 2.03.

         Section 2.04      Capital Structure of Surviving Corporation.

                    (a) As of the Closing Date, and as of the Effective Time, the Surviving Corporation shall have cash on hand of not less than three million dollars ($3,000,000), less up to thirty-five


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thousand dollars ($35,000) in payment of fees and costs incurred in connection with this Agreement, and no debt, liabilities, obligations, or contingent obligations of any nature whatsoever, except as set forth on Schedule 2.04(a).

                    (b) As of the Effective Time, the Surviving Corporation shall have the following capital structure:

                           (i)      Authorized Shares.

                                    (A) Twenty-five million (25,000,000) shares
                           of Surviving Corporation Common Stock.

                                    (B) Five million (5,000,000) shares of blank
                           check preferred stock ("Surviving Corporation Preferred Stock")

                           (ii)     Issued and Outstanding Shares.

                                    (A) Five million (5,000,000) shares of
                           Surviving Corporation Common Stock shall be issued to the Former PIC Stockholders.

                                    (B) Four million (4,000,000) shares of
                           Surviving Corporation Common Stock and one million (1,000,000) shares of Series A Preferred Stock of the Surviving Corporation (the "Series A Preferred Stock") shall be held by the stockholders (the "Existing Stockholders") of the Company at or immediately prior to the Closing. The Series A Preferred Stock shall be non-voting and convertible into Surviving Corporation Common Stock on a one-to-one basis. The form of Certificate of Designation of the Series A Preferred Stock is attached hereto as Exhibit 2.04(b)-2.


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                           (iii)  Issued and Outstanding Options.

                                    (A) Two (2) options of the Surviving
                           Corporation (the "Surviving Corporation Option") shall be issued, representing rights to acquire (i) one hundred and twenty-five (125,000) shares of Surviving Corporation Common Stock, at purchase prices of $.30; and (ii) eighty-one thousand seventy hundred and fifty (81,750) shares of Surviving Corporation Common Stock, at a purchase price of $.245 per share.

         Section 2.05      Registration Rights

                    (a) Within thirty (30) days after the Effective Time, and subject to the completion of an audit and the preparation and delivery of audited financial statements, the Surviving Corporation will file a registration statement on Form SB-2 with the Securities and Exchange Commission (the "SEC") relating to (i) the shares of Surviving Corporation Common Stock; (ii) the shares of Surviving Corporation Common Stock underlying the Series A Preferred Stock; and (iii) the shares of Surviving Corporation Common Stock underlying the Surviving Corporation Options. The Company shall use its best efforts to have such registration statement declared effective within seventy-five (75) days after filing with the SEC.

          Section 2.06     [Reserved]

          Section 2.07      Consulting Agreement.

                    At the Effective Time, the Surviving Corporation shall enter into a consulting agreement (the "Consulting Agreement") with Verus for a two
(2) year term, which shall provide that Verus shall receive ten thousand dollars ($10,000) per month for consulting services it renders to the Surviving Corporation. The form of Consulting Agreement is attached hereto as Exhibit 2.09.


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



          Section 2.08     Board of Directors of the Surviving Corporation

                    The Board of Directors of the Surviving Corporation shall consist of five (5) persons: three (3) selected by the Former PIC Stockholders and two (2) selected by the purchasers of Series A Preferred Stock.

         Section  2.09     Employment Agreement

                    At the Closing, Tom Courts' employment agreement (the "Courts Employment Agreement") shall be assigned to the Surviving Corporation. The Courts Employment Agreement is attached hereto as Exhibit 2.11.

III.     REPRESENTATIONS AND WARRANTIES.

         Section 3.01      Representations and Warranties of PIC.

                    PIC represents and warrants to the Company as follows:

                    (a) Organization and Qualification. PIC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except for such failures to have such power and authority which, individually or in the aggregate, do not and are not reasonably expected to have a Material Adverse Effect (as defined in this Section 3.01(a)) on PIC. PIC is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, do not and are not reasonably expected to have a Material


                                        7


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Adverse Effect on PIC. As used in this Agreement, a "Material Adverse Effect"
shall mean a material adverse effect on the businesses, properties, assets, liabilities, condition (financial or otherwise) or results of operations of an entity (or group of entities taken as a whole). Notwithstanding the foregoing, a Material Adverse Effect shall not include any change in political or economic matters of general applicability. PIC does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

                    (b)    Organizational Documents; Capital Stock.

                           (i) Attached hereto as Exhibit 3.01(b)(i) is a true
                    and complete copy of the Certificate of Incorporation of PIC as in effect on the date hereof.

                           (ii) Attached as Schedule 3.01(b)(ii) is a true and
                    complete table of all stockholders of PIC.

                           (iii) Except as set forth on Exhibit 3.01(b)(iii),
                    there are no outstanding options, warrants, rights or agreements obligating PIC to issue or sell shares of PIC.

                           (iv) There are no outstanding contractual obligations
                    of PIC to repurchase, redeem or otherwise acquire any shares of PIC.

                           (v) There are no debt obligations of PIC of any
nature, and as of the Closing Date PIC will have no debt, liabilities, obligations or contingent liabilities of any nature whatsoever, except as set forth on Schedule 3.01(b)(v).

                    (c) Authority Relative to this Agreement. PIC has full power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by


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



PIC and the consummation by PIC of the Merger and the transactions contemplated hereby have been duly and validly approved by the Board of Directors of PIC and its stockholders, and no other proceedings on the part of PIC are necessary to authorize the execution, delivery and performance of this Agreement by PIC and the consummation by PIC of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by PIC, constitutes the legal, valid and binding obligation of PIC enforceable against PIC in accordance with its terms.

                    (d) Non-Contravention; Approvals and Consents.

                           (i) The execution and delivery of this Agreement by
                    PIC does not, and the performance by PIC of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any lien, claim, mortgage, encumbrance, pledge, security interest, equity or charge of any kind (any of the foregoing, a "Lien") upon any of the assets or properties of PIC under any of the terms, conditions or provisions of (x) the Certificate of Incorporation of PIC, (y) any statute, law, rule, regulation or ordinance (collectively, "Laws"), or any judgment, decree, order, writ, permit or license (collectively, "Orders"), of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country, or any domestic or foreign state, county, city or other political subdivision (a "Governmental or Regulatory Authority"), applicable to PIC or any of its assets


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                    or properties, or (z) any note, bond, mortgage, security
                    agreement, indenture, license, franchise, permit, concession, contract, lease (capital or operating) or other instrument, obligation or agreement of any kind (collectively, "Contracts") to which PIC is a party or by which PIC or any of its assets or properties is bound, excluding from the foregoing clauses (y) and (z) conflicts, violations, breaches, defaults, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on PIC or on its ability to consummate the transactions contemplated by this Agreement.

                           (ii) Except (x) for the filing of the Certificate of
                    Merger and other appropriate merger documents required by the DGCL with the Secretary of State of Delaware and (y) as otherwise disclosed in Schedule 3.01(d)(ii) hereto, no consent, approval, or action of, filing with, or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Contract to which PIC is a party or by which PIC or any of its assets or properties is bound for the execution and delivery of this Agreement by PIC, the performance by PIC of its obligations hereunder or the consummation of the transactions contemplated hereby, except for such consents, approvals, or actions of, filings with or notices to any Governmental or Regulatory Authority or other public or private third party the failure of which to make or obtain could not reasonably be expected to have a Material Adverse Effect on PIC,


                                       10


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                    the Surviving Corporation, or on PIC's ability to consummate the transactions contemplated by this Agreement.

                    (e) Legal Proceedings. There are no actions, suits, arbitrations, or proceedings pending, nor to the knowledge of PIC, threatened against, relating to or affecting, PIC or any of its assets and properties which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on PIC or on the ability of PIC to consummate the transactions contemplated by this Agreement. PIC is not subject to any judgment, decree, court order or writ of any Governmental or Regulatory Authority.

                    (f) Patents, Trademarks, Intangibles. Except as set forth on
Schedule 3.01(f)-1, PIC has all right, title and interest in, or a valid and binding license to use all patents, patent applications, trademarks, trademark applications, trade names, service marks, copyrights, copyright applications, franchises, trade secrets, computer programs (in object or source code form), or other intangible property or asset (collectively, "Intangibles") which are individually or in the aggregate material to the conduct of its business. Attached as Schedule 3.01(f)-2 is a true and complete list of all Intangibles of PIC. PIC is not in default (or with the giving of notice or lapse of time or both, would be in default) in any material respect under any license to use such Intangibles. To PIC's knowledge, no such Intangibles are being infringed by any third party, and PIC is not infringing any Intangible of any third party, except for such defaults and infringements which, individually or in the aggregate, do not and are not reasonably expected to have a Material Adverse Effect on PIC or the Surviving Corporation.

                    (g) Financial Statements. PIC has delivered to the Company a true, correct and complete copy of the unaudited balance sheet of PIC as of December 31, 1998 (the "PIC Balance


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Sheet"). The PIC Balance Sheet fairly presents the financial condition, assets, liabilities and stockholders' equity of PIC as of its date.

                    (h) Absence of Certain Changes or Events. Except as set forth in Schedule 3.01(h) hereto, (i) since March 8, 1999, no change, event or development or combination of changes or developments (including any worsening of any condition currently existing) has occurred or is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on PIC.

                    (i) Absence of Undisclosed Liabilities. Except for matters reflected or reserved against in the PIC Balance Sheet, PIC did not have at the date of the PIC Balance Sheet and has not incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature, except liabilities or obligations which were incurred in connection with this Agreement and the transactions contemplated hereby.

                    (j) Information Supplied. Nothing in this Agreement or any schedule, annex, certificate, document or statement in writing which has been supplied by or on behalf of PIC, in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits any statement of a material fact required to be stated or necessary in order to make the statements contained herein or therein not misleading. There is no fact known to PIC which materially and adversely affects PIC, which has not been set forth in this Agreement or in the schedules, annexes, certificates, documents or statements in writing furnished by PIC in connection with the transactions contemplated by this Agreement.

                    (k) Compliance with Laws and Orders. PIC holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental and Regulatory Authorities necessary for the lawful conduct of its business (the "PIC Permits"), except for failures to hold such


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permits, licenses, variances, exemptions, orders and approvals which, individually or in the aggregate, do not and are not reasonably expected to have a Material Adverse Effect on PIC. PIC is in compliance with the terms of the PIC Permits, except failures so to comply which, individually or in the aggregate, do not have and are not reasonably expected to have a Material Adverse Effect on PIC. PIC is not in violation of, or in default under, any Law or Order of any Governmental or Regulatory Authority, except for violations which, individually or in the aggregate, do not and are not reasonably expected to have a Material Adverse Effect on PIC.

                    (l) Compliance with Agreements; Certain Agreements. Neither PIC, nor to the knowledge of PIC, any other party thereto, is in breach or violation of, or in default in the performance or observance of any term or provision of, and no event has occurred which, with notice or lapse of time or both, is reasonably expected to result in a default under, (x) the Certificate of Incorporation of PIC or (y) any material Contract to which PIC is a party or by which PIC or any of its assets or properties is bound, except in the case of clause (y) for breaches, violations and defaults which, individually or in the aggregate, do not and are not reasonably expected to have a Material Adverse Effect on PIC.

                    (m) Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by PIC and its affiliates directly with the Company, without the intervention of any person on behalf of PIC and its affiliates in such manner as to give rise to any valid claim by any person against PIC, the Company or the Surviving Corporation for a finder's fee, brokerage commission or similar payment, except as specifically set forth in Schedule 3.01(m).


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                    (n) Consents Without Any Condition. PIC has not made any
agreement or reached any understanding not approved by the Company as a condition for obtaining any consent, authorization, approval, order, license, certificate or permit required for the consummation of the transactions contemplated by this Agreement.

                    (o)    Tax Matters.

                           (i) Except as set forth in Schedule 3.01(o), PIC has
                    filed all tax returns to be filed by applicable law prior to the Closing. All tax returns were (and, as to tax returns not filed as of the date hereof, will be) true, complete and correct and filed on a timely basis. PIC (x) has paid all taxes due, or claimed or asserted in writing by any taxing authority to be due, for the periods covered by such tax returns or (y) has duly and fully provided reserves (in accordance with GAAP) adequate to reflect all such taxes.

                           (ii) PIC has established (and until the Closing will
                    maintain) on its books and records reserves adequate to reflect all material taxes not yet due and payable. PIC has made available to the Company complete and accurate copies of all work papers associated with the calculation of PIC's tax reserves.

                           (iii) There are no tax liens upon the assets of PIC.

                           (iv) PIC has not requested (and no request has been
                    made on its behalf) any extension of time within which to file any material tax return.

                           (v)(A) No income tax returns have been examined by
                    any taxing authorities for any periods; and (B) no deficiency for any material taxes has been


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                    suggested, proposed, asserted, or assessed against PIC that has not been resolved and paid in full.

                           (vi) No audits or other administrative proceedings or
                    court proceedings are presently pending with regard to any taxes or tax returns of PIC.

                           (vii) To the extent requested by the Company, PIC has
                    made available to the Company (or, in the case of tax returns to be filed on or before the Closing, will make available) complete and accurate copies of all tax returns and associated work papers filed by or on behalf of PIC for all taxable years ending on or prior to the Closing.

                           (viii) No agreements relating to allocating or
                    sharing of any taxes have been entered into by PIC.

                           (ix) PIC has not entered into any transactions that
                    could give rise to an understatement of Federal Income Tax.

         Section 3.02      Representations and Warranties of the Company.

                    The Company represents and warrants to PIC as follows:

                    (a) Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties. As of the Closing Date, the Company will be duly qualified, licensed or admitted to do business and is in good standing in New York. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable


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or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or otherbusiness association or entity. The Company has no subsidiaries and owns no interest either directly or indirectly in any subsidiaries.

                    (b)    Organizational Documents; Capital Stock.

                           (i) Attached hereto as Exhibits 1.04-a and 1.04-2,
                    respectively, are true and complete copies of the Certificate of Incorporation and By-laws of the Company as in effect on the date hereof.

                           (ii) As of the Closing Date, the authorized capital
                    stock of the Company will consist solely of twenty-five million (25,000,000) shares of the Company's common stock, par value $.01 per share (the "Company Common Stock") and five million (5,000,000) shares of preferred stock, par value $.01 per share. As of the Closing Date, four million (4,000,000) shares of Surviving Corporation Common Stock and one million (1,000,000) shares of Series A Preferred Stock shall be issued and outstanding and held by the Existing Stockholders of the Company. There are no outstanding options obligating the Company to issue or sell any shares of capital stock of the Company, or to grant, extend or enter into any option with respect thereto. The shares of the Company Common Stock (which will be Surviving Corporation Common Stock) issuable to the Former PIC Stockholders pursuant to Article II hereof, will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid and nonassessable. The outstanding shares of the Company Common Stock are eligible for quotation on the


                                       16


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                    Over-the-Counter Bulletin Board (the "OTCBB") of the
                    National Association of Securities Dealers (the "NASD").

                           (iii) Except as contemplated hereby, there are no
                    outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of the Company Common Stock.

                           (iv) There are no debt obligations of the Company of
                    any nature whatsoever, and as of the Closing Date, the Company will have no debt, liabilities, obligations, or contingent obligations of any nature whatsoever, except as set forth on Schedule 2.04(a).

                           (v) Since the date of its incorporation, the Company
                    has not authorized, declared, paid or effected any cash or non-cash dividend or liquidating or other distribution or stock split.

                    (c) Authority Relative to this Agreement. The Company has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company and the stockholders of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company, and



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constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

                    (d)    Non-Contravention; Approvals and Consents.

                           (i) The execution and delivery of this Agreement by
                    the Company does not, and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in, or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien on any of the assets or properties of the Company under any of the terms, conditions or provisions of (x) the Certificate of Incorporation or By-laws of the Company, (y) any Laws or Orders of any Governmental or Regulatory Authority applicable to the Company or any of its assets or properties, or (z) any Contracts to which the Company is a party or by which the Company or any of its assets or properties is bound, excluding from the foregoing clauses
                    (y) and (z) conflicts, violations, breaches, defaults, terminations, modifications, accelerations and creations and impositions of Liens, which individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on the Company or on its ability to consummate the transactions contemplated by this Agreement.

                           (ii) Except (x) for the filing of the Certificate of
                    Merger and other appropriate merger documents required by the DGCL with the Secretary of State of

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                    Delaware and appropriate documents with the relevant
                    authorities of other states in which the Constituent Entities are qualified to do business, and (y) as disclosed in Schedule 3.02(d) hereto, no consent, approval, or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Contract to which the Company is a party or by which the Company or any of its assets or properties is bound for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation of the transactions contemplated hereby, except for such consents, approvals or actions of, filing with or notices to any Governmental or Regulatory Authority or other public or private third party the failure of which to make or obtain could not reasonably be expected to have a Material Adverse Effect on the Company or the Surviving Corporation or on the Company's ability to consummate the transactions contemplated by this Agreement.

                    (e) Financial Statements. The Company has delivered to PIC true, correct and complete copies of the following: the audited balance sheets of the Company (the "Company Balance Sheets") as of December 31, 1997 and December 31, 1998; the audited statement of operations of the Company (the "Company Operations Statement") for the years ending December 31, 1997 and December 31, 1998; the audited statement of changes in stockholders' deficit of the Company (the "Company Stockholders' Equity Statement") for the years ending December 31, 1997 and December 31, 1998; and the audited statement of cash flows of the Company (the "Company Cash Flow

Statement") for the years ending December 31, 1997 and December 31, 1998 (together, the "Company Financial Statements"). The Company Financial Statements fairly present the financial condition, assets, liabilities, stockholders equity and results of operations of the Company for the periods indicated.

                    (f) NASD Report. The Company has delivered to PIC a true, correct, and complete copy of the Company's information report filed with the OTCBB of the NASD on October 7, 1998 pursuant to Rule 6740 (the "Rule"), together with all amendments thereof and supplements thereto (as such document has since the time of its filing been amended or supplemented, the "Company NASD Report"), which is the only document (other than preliminary material) that the Company was required to file with the NASD since such date. As of its date, the Company NASD Report (i) complied as to form in all material respects with the requirements of the Exchange Act, and the rules promulgated by the NASD, and
(ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of the Closing, the NASD Report is not deficient in any manner, and any deficiencies previously existing in the NASD Report have been satisfactorily remedied. The unaudited financial statements (including, in each case, the notes, if any, thereto) included in the Company NASD Report complied as to form in all material respects with the published rules and regulations of the NASD with respect thereto.

                    (g) Absence of Certain Changes or Events. Except as set forth in Schedule 3.02(g) hereto, (i) since March 8, 1999, no change, event or development or combination of changes or developments (including any worsening of any condition currently existing) has occurred or is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and (ii) between such date and the date hereof the Company has conducted its business only in the ordinary course of business consistent with past practice.

                    (h) Absence of Undisclosed Liabilities. Except for matters reflected or reserved against in the Company Balance Sheets included in the Company Financial Statements, the Company did not have at such date and has not incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature, except liabilities or obligations which were incurred in connection with this Agreement and the transactions contemplated hereby or in the ordinary course of business consistent with past practice.

                    (i) Legal Proceedings. Except as set forth in Schedule 3.02(i), there are no actions, suits, arbitrations or proceedings pending or to the knowledge of the Company, threatened against, relating to or affecting, nor to the knowledge of the Company, are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting, the Company or any of its assets and properties which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company or on the ability of the Company to consummate the transactions contemplated by this Agreement. The Company is not subject to any judgment, decree, court order or writ of any Governmental or Regulatory Authority.

                    (j) Information Supplied. Nothing in this Agreement or any schedule, annex, certificate, document or statement in writing which has been supplied by or on behalf of the Company, in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits any statement of a material fact required to be stated or necessary in order to make the statements contained herein or therein not misleading. There is no fact known to the Company which materially and adversely affects the Company, which has not been set forth in this Agreement or in the schedules, exhibits, annexes, certificates, documents or statements in writing furnished by the Company in connection with the transactions contemplated by this Agreement.

                    (k) Compliance with Laws and Orders. The Company holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental and Regulatory Authorities necessary for the lawful conduct of its business (the "the Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which, individually or in the aggregate, do not and are not reasonably expected to have a Material Adverse Effect on the Company. The Company is in compliance with the terms of the Company Permits, except failures so to comply which, individually or in the aggregate, do not have and are not reasonably expected to have a Material Adverse Effect on the Company. The Company is not in violation of, or in default under, any Law or Order of any Governmental or Regulatory Authority except for violations which, individually or in the aggregate, do not and are not reasonably expected to have a Material Adverse Effect on the Company.

                    (l) Compliance with Agreements; Certain Agreements. Neither the Company, nor to the knowledge of the Company, any other party thereto, is in breach or violation of, or in default in the performance or observance of any term or provision of and no event has occurred which, with notice or lapse of time or both, is reasonably expected to result in a default under, (x) the Certificate of Incorporation or By-laws of the Company or (y) any material Contract to which the Company is a party or by which the Company or any of its assets or properties is bound, except in the case of clause (y) for breaches, violations and defaults which, individually or in the aggregate, do not and are not reasonably expected to have a Material Adverse Effect on the Company.

                    (m) Employee Benefit Plans. The Company does not have or contribute to any pension, profit-sharing, option, other incentive plan, or any other type of employee benefit plan, or have any obligation to or customary arrangement with employees for bonuses, incentive compensation, vacations, severance pay, sick pay, sick leave, insurance, service award, relocation, disability, tuition refund or other benefits, whether oral or written.

                    (n) Patents, Trademarks, Et Cetera. The Company has no Intangibles.
                    (o)    Insurance.  The Company has no insurance policies.

                    (p) Labor Matters. The Company has two (2) employees, the salaries of whichare fixed from time to time by the Board of Directors of the Company.

                    (q) Tangible Property and Assets. Other than as contemplated by Section 2 hereof, the Company has no facilities or assets.

                    (r) Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Company and its affiliates directly with PIC, without the intervention of any person on behalf of the Company and its affiliates in such manner as to give rise to any valid claim by any person against the Company, PIC or the Surviving Corporation for a finder's fee, brokerage commission or similar payment, except as specifically set forth in Schedule 3.02(r).

                    (s)    Tax Matters.

                           (i) Except as set forth in Schedule 3.02(s), the
                    Company has filed all tax returns to be filed by applicable law prior to the Closing. All tax returns were (and, as to tax returns not filed as of the date hereof, will be) true, complete and correct and filed on a timely basis. The Company (x) has paid all taxes due, or claimed or asserted in writing by any taxing authority to be due, for the periods covered by such tax returns or (y) has duly and fully provided reserves (in accordance with GAAP) adequate to reflect all such taxes.

                           (ii) The Company has established (and until the
                    Closing will maintain) on its books and records reserves adequate to reflect all material taxes not yet due and payable. The Company has made available to PIC complete and accurate copies of all work papers associated with the calculation of the Company's tax reserves.

                           (iii) There are no tax liens upon the assets of the
                    Company.

                           (iv) The Company has not requested (and no request
                    has been made on itsbehalf) any extension of time within which to file any material tax return.

                           (v) (A) No income tax returns have been examined by
                    any taxing authorities for any periods; and (B) no deficiency for any material taxes has been suggested, proposed, asserted, or assessed against the Company that has not been resolved and paid in full.

                           (vi) No audits or other administrative proceedings or
                    court proceedings are presently pending with regard to any taxes or tax returns of the Company.

                           (vii) To the extent requested by PIC, the Company has
                    made available to PIC (or, in the case of tax returns to be filed on or before the Closing, will make available) complete and accurate copies of all tax returns and associated work papers filed by or on behalf of the Company for all taxable years ending on or prior to the Closing.

                           (viii) No agreements relating to allocating or
                    sharing of any taxes have been entered into by the Company.

                           (ix) The Company has not entered into any
                    transactions that could give rise to an understatement of Federal Income Tax.

IV.      COVENANTS.

         Section 4.01      Covenants of the Company.

                    The Company covenants and agrees as follows:

                    (a) Certificate of Incorporation and By-laws. As of the Closing Date, the Certificate of Incorporation and By-laws of the Company shall be substantially in the form of Exhibits 1.04-1 and 1.04-2, respectively.

                    (b) Shares and Options. Except as contemplated hereby, until the earlier of the Effective Time or the Termination of this Agreement pursuant to Article VI (the "Release Time") without the prior written consent of PIC, no share of capital stock of the Company or any option or warrant for any such share, right to subscribe to or purchase any such share, or security convertible into or exchangeable for any such share, shall be issued or sold by the Company, nor shall the Company enter into any agreement or commitment to effect any such issuance or sale, except as set forth in Schedule 4.01(b) hereto.

                    (c) Dividends and Purchases of Stock. Until the Release Time, without the prior written consent of PIC, no cash or non-cash dividend or liquidating or other distribution or stock split shall be authorized, declared, paid or effected by the Company in respect of the outstanding shares of the Company Common Stock.

                    (d) Borrowing of Money; Working Capital. Until the Release Time, the Company shall not incur indebtedness for borrowed money. Until the Release Time, the Company shall not guarantee the borrowing of money by any third party, enter into or modify any capital or operating lease or enter into any material agreement, which in any case would by its terms require the payment by the Company of more than five thousand dollars ($5,000) by the Company in any twelve (12) month period.

                    (e) Access. Until the Release Time, the Company will afford the directors, stockholders, counsel, agents, investment bankers, accountants, and other representatives of PIC reasonable access to the plants, properties, books, and records of the Company, will permit them to make extracts from and copies of such books and records, and will from time to time furnish PIC with such additional financial and operating data and other information as to the financial condition, results of operations, businesses, properties, assets, liabilities, or future prospects of the Company as PIC from time to time may reasonably request.

                    (f) Conduct of Business. Except as otherwise contemplated or permitted hereby, until the Release Time, the Company shall not take any action that would or is reasonably likely to result in any of the representations or warranties of the Company set forth in this Agreement being untrue at the Closing Date, or in any of the conditions to the Merger set forth in Article V not being satisfied. Except as otherwise contemplated or permitted hereby, until the Release Time, the Company will conduct its affairs in all respects only in the ordinary course.

                    (g) Advice of Changes. Until the Release Time, the Company will promptly advise PIC in a reasonably detailed written notice of any fact or occurrence or any pending threatened occurrence of which it obtains knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement, which (if existing or known at any time prior to or at the Effective
Time) would make the performance by any party of a covenant contained in this Agreement impossible or make such performance materially more difficult in the absence of such fact or occurrence, or which (if existing or known at the time of the Effective Time) would cause a condition to any party's obligations under this Agreement not to be fully satisfied.

                    (h) Public Statements. Before the Company releases any information concerning this Agreement, the Merger, or any other transactions contemplated by this Agreement which is intended for or is reasonably expected to result in public dissemination thereof, the Company shall cooperate with PIC, shall furnish drafts of all documents or proposed oral statements to PIC for comments, and shall not release any such information without the prior consent of PIC; provided, however, that the foregoing shall not be deemed to prevent the Company from releasing any information or making any disclosure to the extent that the Company reasonably determines that it is required to do so by law.

                    (i) Other Proposals. Until the Release Time, the Company shall not, and shall not authorize or permit any officer, director, employee, counsel, agent, investment banker, accountant, or other representative of the Company, directly or indirectly, to: (i) initiate contact with any person or entity in an effort to solicit any Company Takeover Proposal (as such term is defined in this Section 4.01(i)); (ii) cooperate with, or furnish or cause to be furnished any non-public information concerning the financial condition, results of operations, businesses, properties, assets, liabilities, or future prospects of the Company to, any person or entity in connection with any Company Takeover Proposal; (iii) negotiate with any person or entity with respect to any Company Takeover Proposal; or (iv) enter into any agreement or understanding with the intent to effect a Company Takeover Proposal; provided, however, that the Company shall be entitled to take any action described in the foregoing clauses (ii)-(iv) if and to the extent that the Board of Directors of the Company determines in good faith, based on the advice of its counsel, that the failure to take any such action would violate its fiduciary duties to the Company's stockholders. The Company will immediately give written notice to PIC of the details of any Company Takeover Proposal of which the Company becomes aware. As used in Section 4.01(i), "Company Takeover Proposal" shall mean any proposal, other than as contemplated by this Agreement, for a merger, consolidation, reorganization, other business combination, or recapitalization involving the Company, for the acquisition of a ten percent (10%) or greater interest in the equity or in any class or series of capital stock of the Company, for the acquisition of the right to cast ten percent (10%) or more of the votes on any matter with respect to the Company or any subsidiary of the Company, or for the acquisition of one of its divisions or of a substantial portion of any of its respective assets, the effect of which may be to prohibit, restrict, or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement, or impair the contemplated benefits to PIC of the Merger or any of the other transactions contemplated by this Agreement.

                    (j) Consents Without Any Condition. The Company shall not make any agreement or reach any understanding, not approved in writing by PIC, as a condition for obtaining any consent, authorization, approval, order, license, certificate, or permit required for the consummation of the transactions contemplated by this Agreement.

                    (k) Transfer Taxes. The Company shall timely prepare and file any declaration or filing necessary to comply with any transfer tax statutes that require any such filing before the Effective Time.

         Section 4.02      Covenants of PIC.

                    PIC covenants and agrees as follows:

                    (a) Conduct of Business. Until the Release Time, PIC shall not take any action that would or is reasonably likely to result in any of the representations or warranties of PIC set forth in this Agreement being untrue at the Closing Date or to any of the conditions to the Merger set forth in Article V not being satisfied. Until Release Time, PIC will use all reasonable efforts to preserve the business operations of PIC intact, to keep available the services of their present personnel, and to preserve the good will of its suppliers, customers, and others having business relations with any of them.

                    (b) Advice of Changes. Until the Release Time, PIC will promptly advise the Company in a reasonably detailed written notice of any fact or occurrence or any pending threatened occurrence of which it obtains knowledge and which (if existing or known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement, which (if existing and known at any time prior to or at the Effective
Time) would make the performance by any party of a covenant contained in this Agreement impossible or make such performance materially more difficult than in the absence of such fact or occurrence, or which

(if existing and known at the time of the Effective Time) would cause a condition to any party's obligations under this Agreement not to be fully satisfied.

                    (c) Public Statements. Before PIC releases any information concerning this Agreement, the Merger, or any of the other transactions contemplated by this Agreement which is intended for or is reasonably expected to result in public dissemination thereof, PIC shall cooperate with the Company , shall furnish drafts of all documents or proposed oral statements to the Company for comments, and shall not release any such information without the prior consent of the Company; provided, however, that the foregoing shall not be deemed to prevent PIC from releasing any information or making any disclosure to the extent PIC reasonably determines that it is required to do so by law.

         Section 4.03      Approval of Members and Stockholders.

                    (a) PIC shall, through its Board of Directors, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of voting on the ratification and approval of this Merger Agreement and the issuance of the shares of Surviving Corporation Common Stock pursuant to the Merger, as soon as reasonably practicable following the date hereof or shall take such other action as will satisfy the requirement of stockholder approval under Delaware law.

                    (b) The Company shall, through its Board of Directors, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of voting on the ratification and approval of this Merger Agreement and the issuance of the shares of Surviving Corporation Common Stock pursuant to the Merger, as soon as reasonably practicable following the date hereof, or shall take such other action as will satisfy the requirement of stockholder approval under Delaware law.

         Section 4.04      Directors' and Officers' Insurance.

                    (a) The Surviving Corporation shall at its expense, until the third (3rd) anniversary of the Effective Time, cause to be maintained in effect, to the extent available, policies of directors' and officers' liability insurance in a face amount of not less than five million dollars ($5,000,000).

                    (b) The provisions of this Section 4.04 are intended to be for the benefit of, and shall be enforceable by, each party entitled to insurance coverage under Section 4.04(a) above, and his or her heirs and legal representatives, and shall be in addition to any other rights a Director or Officer may have under the Certificate of Incorporation or By-Laws of the Surviving Corporation or under the DGCL or otherwise.

                    (c) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 4.04.

         Section 4.05      NASD Listing.

                    The Company shall cause the shares of Surviving Corporation Common Stock to be issued in the Merger in accordance with this Agreement to be admitted for trading or authorized for quotation on the OTCBB of the NASD, subject to official notice of issuance, prior to the Effective Time.

V.       CONDITIONS.

         Section 5.01     Conditions to Each Party's Obligation to Effect the
                          Merger.

                    The respective obligation of each party to effect the Merger is subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

                    (a) Stockholder Approval. This Agreement and the Merger shall have been adopted by the requisite vote of (i) the stockholders of the Company and (ii) the stockholders of PIC.

                    (b) State Securities Laws. The Company shall have received all state securities or "Blue Sky" permits and other authorizations necessary to issue the Company Common Stock pursuant to the Merger.

                    (c) No Injunctions or Restraints. No court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

                    (d) Consents and Approvals. Other than the filings provided for by Section 1.02, all consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority or any other public or private third parties required of the Company or PIC to consummate the Merger shall have been obtained, all in form and substance reasonably satisfactory to the Company and PIC, and no such consent, approval or action shall contain any term or condition which could be reasonably expected to result in a material diminution of the benefits of the Merger to the stockholders or Members of the Company and PIC.

         Section 5.02 Conditions to Obligation of the Company to Effect the Merger.

                    The obligation of the Company to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by the Company and in its sole discretion):

                    (a) Representations and Warranties. The representations and warranties made by PIC in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, and PIC shall have delivered to the Company a certificate, dated the Closing Date and executed on behalf of PIC by a duly authorized officer, to such effect.

                    (b) Performance of Obligations. PIC shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by PIC at or prior to the Closing, and PIC shall have delivered to the Company a certificate dated the Closing Date and executed on behalf of PIC by a duly authorized officer, to such effect.

                    (c) Other Closing Documents. PIC shall have delivered to the Company at or prior to the Closing Date such other documents as the Company may reasonably request in order to enable the Company to determine whether the conditions to its obligations under this Agreement have been met and otherwise to carry out the provisions of this Agreement.

                    (d) Review of Proceedings. All actions, proceedings, instruments and documents required by the Company to carry out this Agreement or incidental thereto and all other related legal matters shall be subject to the reasonable approval of Preston Gates & Ellis LLP, counsel to the

Company, and PIC shall have furnished such documents as such counsel may have reasonably requested for the purpose of enabling it to pass upon such matters.

                    (e) Legal Action. There shall not have been instituted or threatened any legal proceeding relating to, or seeking to prohibit or otherwise challenge the consummation of, the transactions contemplated by this Agreement, or to obtain substantial damages with respect thereto.

         Section 5.03      Conditions to Obligation of PIC to Effect the Merger.

                    The obligation of PIC to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by PIC in its sole discretion):

                    (a) Representations and Warranties. The representations and warranties made by the Company in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, and the Company shall have delivered to PIC a certificate, dated the Closing Date and executed on behalf of the Company by a duly authorized officer, to such effect.

                    (b) Performance of Obligations. The Company shall have performed and complied with in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Company at or prior to the Closing, and the Company shall have delivered to PIC a certificate, dated the Closing Date and executed on behalf of the Company by a duly authorized officer, to such effect.

                    (c) Other Closing Documents. The Company shall have delivered to PIC at or prior to the Effective Time such other documents as PIC may reasonably request in order to enable

PIC to determine whether the conditions to its obligations under this Agreement have been met and otherwise to carry out the provisions of this Agreement.

                    (d) Review of Proceedings. All actions, proceedings, instruments and documents required by PIC to carry out this Agreement or incidental thereto and all other related legal matters shall be subject to the reasonable approval of Camhy Karlinsky & Stein LLP, counsel to PIC, and the Company shall have furnished such documents as such counsel may have reasonably requested for the purpose of enabling it to pass upon such matters.

                    (e) Legal Action. There shall not have been instituted or threatened any legal proceeding relating to, or seeking to prohibit or otherwise challenge the consummation of, the trans actions contemplated by this Agreement, or to obtain substantial damages with respect thereto.

                    (f) NASD Bulletin Board Listing. The shares of the Company Common Stock issued shall be eligible for quotation on the OTCBB of the NASD.

                    (g) Capital. The Company shall be in strict compliance with
Section 2.04.

                    (h) Stock Option Plan. As of the Closing Date, the Stock Option Plan shall have been adopted.

VI.      TERMINATION.

         Section 6.01      Termination.

                    This Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether prior to or after the Company stockholders' approval or the PIC stockholders' approval:

                    (a) By mutual written agreement of the parties hereto duly authorized by action taken by or on behalf of their respective Boards of Directors.

                    (b) By either PIC or the Company upon written notification to the other party, if:

                           (i) the Company's stockholders' approval or the PIC's
stockholders' approval shall not be obtained by reason of the failure to obtain the requisite vote upon a vote held at a meeting of such stockholders; or

                           (ii) facts exist which render impossible the
satisfaction of one or more of the conditions set forth in Section 5.01 and such are not waived by the Company and PIC.

                    (c)  By the Company upon written notification to PIC, if:

                           (i) there has been a material breach of any
representation, warranty, covenant or agreement on the part of PIC set forth in this Agreement which breach has not been cured within ten (10) business days following receipt by PIC of notice of such breach from the Company or assurance of such cure reasonably satisfactory to the Company have not been given by or on behalf of PIC within such ten (10) business day period; or

                           (ii) facts exist which render impossible the
satisfaction of one or more of the conditions set forth in Section 5.02 and such are not waived by the Company; or

                           (iii) the Company or its stockholders receive a
proposal or offer for any Company Takeover Proposal, other than pursuant to the transactions contemplated by this Agreement, in connection with which the Board of Directors of the Company exercises any of its rights specified in Section 4.01(i) and 4.01(j).

                    (d) By PIC upon written notification to the Company, if:

                           (i) at any time after May 8, 1999 if the Merger shall
not have been consummated on or prior to such date and such failure to consummate the Merger is not caused by a breach of this Agreement by PIC; or

                           (ii) there has been a material breach of any
representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement which breach has not been cured with ten (10) business days following receipt by the Company of notice of such breach from PIC or assurance of such cure reasonably satisfactory to PIC shall not have been given by or on behalf of the Company within such ten (10) business day period; or

                           (iii) facts exist which render impossible the
satisfaction of one or more of the conditions set forth in Section 5.03 and such are not waived by PIC.

         Section 6.02      Effect of Termination.

                    If this Agreement is validly terminated by the Company or PIC pursuant to Section 6.01, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of either the Company or PIC (or any of their respective officers, directors, representatives, or affiliates), except that (i) the provisions of this Section 6.02 will continue to apply following any such termination, and (ii) nothing contained herein shall relieve the Company or PIC from liability for wilful or intentional breach of their respective obligations contained in this Agreement or for fraud.

VII.     INDEMNIFICATION.

         Section 7.01      Indemnification by the Company.

                    (a) The Company agrees to indemnify and hold harmless PIC and its Members, directors, directors, employees, counsel and agents against and in respect of any and all claims as and when incurred, arising out of or based upon any breach or inaccuracy of any representation, warranty, covenant or agreement of the Company contained in this Agreement (including the Exhibits and Schedules attached hereto) or any certificates delivered pursuant to this Agreement.

                    (b) Each indemnified party (an "PIC Indemnitee") shall give the Company prompt notice of any claim asserted or threatened against such PIC Indemnitee on the basis of which such PIC Indemnitee intends to seek indemnification (but the obligations of the Company shall not be conditioned upon receipt of such notice, except to the extent that the Company is actually prejudiced by such failure to give notice). If the claim is a third party claim, demand, action or proceeding, the Company promptly shall assume the defense of any PIC Indemnitee, with counsel reasonably satisfactory to such PIC Indemnitee, and the fees and expenses of such counsel shall be the sole cost and expense of the Company. Notwithstanding the foregoing, any Indemnitee shall be entitled, at his or its expense, to employ counsel separate from counsel for the Company and from any other party in such action, proceeding or investigation. No Indemnitee may agree to a settlement of claim without the prior written approval of the Company which approval shall not be unreasonably withheld. The Company may not agree to a settlement of a claim involving anything other than the payment of money without the prior written approval of the PIC Indemnitee which shall not be unreasonably withheld.


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         Section 7.02      Indemnification by PIC.

                    (a) PIC agrees to indemnify and hold harmless the Company and its officers, directors, counsel and agents against and in respect of any and all claims as and when incurred, arising out of or based upon any breach or inaccuracy of any representation, warranty, covenant or agreement of PIC contained in this Agreement (including the Exhibits and Schedules attached hereto) or any certificates delivered pursuant to this Agreement.

                    (b) Each indemnified party (an "Indemnitee") shall give PIC prompt notice of any claim asserted or threatened against such Indemnitee on the basis of which such Indemnitee intends to seek indemnification (but the obligations of PIC shall not be conditioned upon receipt of such notice, except to the extent that PIC is actually prejudiced by such failure to give notice). If the claim is a third party claim, demand, action or proceeding, PIC promptly shall assume the defense of any Indemnitee, with counsel reasonably satisfactory to such Indemnitee, and the fees and expenses of such counsel shall be the sole cost and expense of PIC. Notwithstanding the foregoing, any Indemnitee shall be entitled, at his or its expense, to employ counsel separate from counsel for PIC and from any other party in such action, proceeding or investigation. No Indemnitee may agree to a settlement of claim without the prior written approval of PIC which approval shall not be unreasonably withheld. PIC may not agree to a settlement of a claim involving anything other than the payment of money without the prior written approval of the Indemnitee which shall not be unreasonably withheld.


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



VIII.    MISCELLANEOUS.

         Section 8.01      Further Actions.

                    Each party hereto will execute such further documents and instruments and take such further actions as may reasonably be requested by the other party to consummate the Merger, to vest the Surviving Corporation with full title to all assets, properties, rights, approvals, immunities and franchises of either of the Constituent Entities or to effect the other purposes of this Agreement.

         Section 8.02      Availability of Equitable Remedies.

                    Since a breach of the provisions of this Agreement could not adequately be compensated by money damages, any party shall be entitled, either before or after the Effective Time, in addition to any other right or remedy available to it, to an injunction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement, and, in either case, no bond or other security shall be required in connection therewith, and the parties hereby consent to the issuance of such an injunction and to the ordering of specific performance.

         Section 8.03      Survival.

                    The representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger for a period of eighteen months after the Effective Time.

         Section 8.04      Modification.

                    This Agreement may be amended, supplemented or modified by action taken by or on behalf of the respective Board of Directors or Board of Directors of the parties hereto at any time prior to the Effective Time. No such amendment, supplement or modification shall be effective unless set forth in a written instrument duly executed by or on behalf of each party hereto.


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



         Section 8.05      Notices.

                    Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested or by Federal Express, express mail or similar overnight delivery or courier service or delivered (in person or by telecopy, telex or similar telecommunications equipment) against receipt to the party to which it is to be given at the address of such party set forth in the preamble to this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 8.05) with copies (which copies shall not constitute notice) as follows:

                    If to the Company:    1177 West Hastings Street, Suite 2000
                                          Vancouver, British Columbia V6E2K3
                                          Attn: Ajmal Khan

                    With a copy to:       Preston Gates & Ellis LLP
                                          701 Fifth Avenue, Suite 5000
                                          Seattle, Washington 98104-7078
                                          Attn: Gary J. Kocher, Esq.

                    If to PIC:            41 E. 11th Street
                                          New York, New York 10003
                                          Attention: Tom Courts

                    With a copy to:       Camhy Karlinsky & Stein LLP
                                          1740 Broadway, 16th Floor
                                          New York, New York 10019
                                          Attn:  Daniel I. DeWolf, Esq.

Any notice shall be addressed to the attention of the Chief Executive Officer. Any notice or other communication given by certified mail shall be deemed given three business days after certification thereof, except for a notice changing a party's address which will be deemed given at the time of


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receipt thereof. Any notice given by other means permitted by this Section 8.05 shall be deemed given at the time of receipt hereof.

         Section 8.06      Waiver.

                    Any waiver by any party of a breach of any term of this Agreement shall not operate as or be construed to be a waiver of any other breach of that term or of any breach of any other term of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing and be authorized by a resolution of the Board of Directors or by an officer of the waiving party.

         Section 8.07      Binding Effect.

                    The provisions of this Agreement shall be binding upon and inure to the benefit of the Company, Verus, and PIC , and their respective successors and assigns.

         Section 8.08      No Third-Party Beneficiaries.

                    This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement, except as referred to in Sections 7.01 and 7.02.

         Section 8.09      Severability.

                    If any provision of this Agreement is hereafter held to be invalid, illegal or unenforceable for any reason, such provision shall be reformed to the maximum extent permitted so as to preserve the parties' original intent, failing which, it shall be severed from this Agreement, with the balance of this Agreement continuing in full force and effect. If any provision of this Agreement


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



is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. If any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

         Section 8.10      Merger; Assignability.

                    This Agreement and the other agreements to be delivered pursuant to this Agreement, and Exhibits attached hereto set forth the entire understanding of the parties with respect to the subject matter hereof and supersede all existing agreements concerning such subject matter. This Agreement may not be assigned by any party without the prior written consent of each other party to their Agreement.

         Section 8.11      Headings.

                    The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

         Section 8.12      Counterparts; Governing Law; Jurisdiction.

                    This Agreement may be executed in any number of counterparts (and by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the rules governing the conflict of laws. Any action, suit or proceeding arising out of, based on, or in connection with this Agreement, the Merger, or the other transactions contemplated hereby, or any document relating hereto or delivered in connection with the transactions contemplated hereby, may be brought only and exclusively in the Federal or State Courts located in the State of New York; and each party covenants and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that it is not


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



subject personally to the jurisdiction of such court if it has been duly served with process, that its property is exempt or immune from attachment or execution, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court.


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


                    IN WITNESS WHEREOF, this Agreement has been executed by duly authorized officers of each of the parties hereto as of the date first above written.

                                PREDICT IT CORP.

                                By:
                                    -------------------------------
                                    Name:
                                    Title:

                                WDC DEVELOPMENT INC.

                                By:
                                    -------------------------------
                                    Name:
                                    Title:


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